Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 2-96127, 33-14458, 33-45970, 33-50149, 333-98623), of Wyeth of our report dated June 20, 2007 relating to the financial statements and the supplemental schedule of the Wyeth Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

June 20, 2007